Exhibit 99.1

News Release

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS RECORD QUARTERLY

DILUTED EARNINGS PER SHARE OF $0.68

VALLEY FORGE, PA, April 25, 2007 — AmerisourceBergen Corporation (NYSE:ABC) today reported results for its fiscal second quarter ended March 31, 2007. The following results are presented in accordance with U.S. generally accepted accounting principles (GAAP).

Fiscal Second Quarter Highlights

•	Diluted earnings per share from continuing operations of $0.68, up 11 percent.

•	Operating revenue of $15.3 billion, up 9 percent.

•	Pharmaceutical Distribution operating margin of 1.35 percent, up 8 basis points.

•	Cash flow from operations of $423 million, above expectations.

Fiscal First Six Months Highlights

•	Diluted earnings per share from continuing operations of $1.30, up 20 percent.

•	Operating revenue of $31.0 billion, up 12 percent.

•	Pharmaceutical Distribution operating margin of 1.30 percent, up 14 basis points.

•	Cash flow from operations of $711 million.

•	Capital deployment: $365 million in share repurchases, more than $405 million in acquisitions closed or under agreement, and dividend doubled.

“Our March quarter, historically our strongest, again produced outstanding results, driven by strong performance in our traditional drug and specialty distribution businesses,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “Our 9 percent operating revenue growth was in line with expectations. Our excellent earnings per share performance is a result of that revenue growth, expanding margins in distribution, and our disciplined use of cash. During the quarter, we committed more than $260 million in capital with the agreements to acquire Bellco Health and Xcenda. In

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addition, we bought back $35 million of our shares. We retain significant financial flexibility with a strong balance sheet and solid cash position.”

Discussion of Results

AmerisourceBergen’s operating revenue was $15.3 billion in the second quarter of fiscal 2007 compared to $14.0 billion for the same period last year, a 9 percent increase. Bulk deliveries in the quarter increased 5 percent to $1.23 billion from $1.17 billion in last fiscal year’s second quarter.

Consolidated operating income in the quarter increased 12 percent to $220.9 million, primarily due to increased gross margin in the Pharmaceutical Distribution segment. In addition, a $1.8 million gain from settlements of pharmaceutical manufacturer antitrust litigation cases, less $0.1 million of net charges for facility consolidations, employee severance and other costs, had a net positive $1.6 million impact on consolidated operating income in the fiscal 2007 second quarter. In the previous fiscal year’s second quarter, the net positive impact of antitrust litigation settlements and charges for facility consolidations, employee severance and other costs was $5.8 million.

Other income of $5.8 million for the second quarter of fiscal 2006 included $6.5 million relating to the sale of a small investment and an eminent domain settlement.

The effective tax rate in the second quarter of fiscal 2007 was 38.5 percent up from 34.5 percent in the previous fiscal year’s second quarter, which included $5.5 million of favorable tax adjustments. The Company expects the tax rate for the remaining quarters in fiscal 2007 to be between 37 percent and 38 percent.

Diluted earnings per share from continuing operations were $0.68 in the second quarter of fiscal 2007, compared to $0.61 in the previous fiscal year’s second quarter, an 11 percent increase. Included in the results for the second quarter of fiscal 2007 is a gain from the antitrust litigation settlements as well as a charges for facility consolidations, employee severance and other costs, which resulted in a charge, net of tax, of $0.3 million or zero cents per diluted share.

Special items in the second quarter of fiscal 2006, which included gains from antitrust litigation settlements, an investment sale and an eminent domain settlement, and the tax adjustments, less the charges for facility consolidations, employee severance and other costs, resulted in a benefit, net of tax, of $13.6 million or $0.06 per diluted share.

Diluted average shares outstanding for the second quarter of fiscal year 2007 were 191.8 million, down 19 million from the previous fiscal year’s second quarter due to share repurchases, net of option exercises.

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For the first six months of fiscal 2007, AmerisourceBergen’s operating revenue was $31.0 billion compared to $27.6 billion for the same period last year, a 12 percent increase. Bulk deliveries in the first half of the fiscal year decreased 1 percent to $2.3 billion.

Consolidated operating income in the first six months of the fiscal year increased 18 percent to $429.8 million due to operating income growth in the Pharmaceutical Distribution segment.

For the first six months of fiscal 2007 diluted earnings per share from continuing operations were $1.30, compared to $1.08 in the previous year’s first six months, a 20 percent increase.

“For the fiscal 2007 second quarter, excellent operating performance in the Pharmaceutical Distribution segment more than offset the lower than expected performance in the PharMerica segment,” said Kurt J. Hilzinger, AmerisourceBergen’s President and Chief Operating Officer.

“Our Drug Corporation, which provides pharmaceutical distribution and related services to pharmacies, led distribution performance in the quarter with solid margin expansion. Performance under our fee-for-service agreements, continued strong sales of generic pharmaceuticals, and price appreciation were gross margin drivers in the quarter. Benefits from Optimiz®, our program to enhance the efficiency of our distribution center network, continued to improve our cost structure. Our pending acquisition of Bellco Health, a pharmaceutical distributor, is expected to enhance our capability in the distribution segment.

“With operating revenues up 27 percent, our Specialty Group, which focuses on the distribution of specialty pharmaceuticals to physicians and the services that support that market, continued its strong growth. Its market-leading oncology businesses as well as other distribution businesses to physicians continue to drive growth faster than the overall pharmaceutical market.

“Our Packaging Group continued to perform well. In the quarter, Anderson Packaging began packaging five new products for branded manufacturers and American Health Packaging launched 11 new proprietary generic product offerings for various customers. We continued to invest in this business during the quarter with the approval of a new 260,000-square-foot facility for Anderson in Rockford, Illinois.

“Our PharMerica segment earnings lagged in the second quarter due to lower than expected performance in the PMSI workers’ compensation business, primarily because of increased competitive pressure on customer pricing. The Long Term Care business grew revenues 5 percent in the quarter, and remains on track to meet our expectations for the fiscal year.”

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Segment Review

AmerisourceBergen operates in two segments, Pharmaceutical Distribution and PharMerica. Pharmaceutical Distribution includes the operations of AmerisourceBergen Drug Corporation (ABDC), Specialty Group (ABSG) and Packaging Group (ABPG), and PharMerica includes the PharMerica Long Term Care (LTC) institutional pharmacy business and PMSI, the workers’ compensation business. Intersegment sales of $231.6 million in the second quarter of fiscal 2007 from AmerisourceBergen Drug Corporation to PharMerica, which are included in the Pharmaceutical Distribution segment’s operating revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

Operating revenue of $15.1 billion in the second quarter of fiscal 2007 was up 9 percent compared to the same quarter in the previous fiscal year as above market distribution growth in ABSG drove operating revenues to the high end of overall market growth. Pharmaceutical Distribution customer mix in the second quarter of fiscal 2007 was 62 percent institutional and 38 percent retail.

For the segment, gross profit as a percentage of operating revenue in the second quarter of fiscal 2007 was 3.23 percent compared to 3.16 percent in the same period in the prior fiscal year. The increase was driven by margin expansion in ABDC as a result of strong performance under fee-for-service agreements, generic sales growth that was above overall market growth, and price appreciation. This offset a decline in ABSG’s gross margin due to its business mix, as its lower margin distribution businesses grew faster than its higher margin service businesses. Operating expenses as a percentage of operating revenue for the segment in the fiscal 2007 second quarter were 1.87 percent, down from 1.89 percent in the prior year’s second quarter, reflecting continuing operating leverage.

Segment operating income for the fiscal 2007 second quarter was $203.9 million, a 16 percent increase over the same period in fiscal 2006. Operating income as a percentage of operating revenue in the second quarter of 2007 was 1.35 percent, up eight basis points over the same quarter last fiscal year.

PharMerica

PharMerica’s operating revenue for the second quarter of fiscal 2007 was $431.4 million, compared with $412.7 million in the previous year’s second quarter, up 5 percent due to the growth in LTC. In the second quarter of fiscal 2007, LTC operating revenues were $316.8 million and PMSI operating revenues were $114.6 million. Operating income for the second quarter of fiscal 2007 was $15.4 million, down from the same quarter last fiscal year, with LTC contributing $6.8 million and PMSI contributing $8.6 million. Operating income as a percentage of revenue was 3.56 percent in the

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second quarter of fiscal 2007, down from the 3.92 percent in last year’s second quarter due to PMSI’s relatively flat revenue growth and competitive pressures.

Looking Ahead

“In April 2007, we received an antitrust litigation settlement that will provide a gain of $0.06 per diluted share in the third fiscal quarter of 2007, which net of anticipated special charges over the last half of the fiscal year, is expected to provide a benefit of $0.05 per diluted share in the 2007 fiscal year,” said Yost. “As a result, we are raising our GAAP diluted earnings per share expectations for fiscal 2007 by $0.05 to a range of $2.50 to $2.65 from a range of $2.45 to $2.60. The PharMerica Long-Term Care business, which the Company continues to expect to spin off on a tax-free basis to our shareholders by the end of June 2007, continues to represent $0.09 to $0.11 of our earnings expectations for all of fiscal year 2007. Our diluted earnings per share guidance for fiscal 2007 continues to assume operating revenue growth of 9 percent to 11 percent and reflects operating margin expansion in the high single-digit basis point range for the Pharmaceutical Distribution segment.”

“With our operating cash generation coming in ahead of expectations at the end of six months, we are raising our expectation for free cash flow in fiscal year 2007 by $150 million to a range of $575 million to $650 million from the previous range of $425 million to $500 million. Capital expenditures, which are included in the free cash flow expectation, remain unchanged in the $100 million to $125 million range,” continued Yost. “We also continue to expect to repurchase $450 million to $500 million of our common shares during fiscal 2007.”

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Daylight Time on April 25, 2007. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in: (612) 288-0337, no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

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A replay of the telephone call and webcast will be available from 2:30 p.m. April 25, 2007 until 11:59 p.m. May 2, 2007. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	800-475-6701 from within the U.S., access code: 869797
(320) 365-3844 from outside the U.S., access code: 869797

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $64 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 13,000 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes (including increased government regulation of the pharmaceutical supply channel); changes in U.S. government policies (including reimbursement changes arising from federal legislation, including the Medicare Modernization Act and the Deficit Reduction Act of 2005); changes in regulatory or private medical guidelines and/or reimbursement practices for the pharmaceuticals we distribute; price inflation in branded pharmaceuticals and price deflation in generics; declines in the amounts of market share rebates offered by pharmaceutical manufacturers to the PharMerica Long-Term Care business, declines in the amounts of rebates that the PharMerica Long-Term Care business can retain, and/or the inability of the business to offset the rebate reductions that have already occurred or any rebate reductions that may occur in the future; any disruption to or other adverse effects upon the PharMerica Long-Term Care business caused by the announcement of the Company’s agreement to combine the PharMerica Long-Term Care business with the institutional pharmacy business of Kindred Healthcare, Inc. into a new public company that will be owned 50% by the Company’s shareholders (the “PharMerica LTC Transaction”); the inability of the Company to successfully complete

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the PharMerica LTC Transaction; fluctuations in market interest rates; operational or control issues arising from the Company’s outsourcing of information technology activities; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar—Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; changes in tax legislation or adverse resolution of challenges to our tax positions; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the business of the Company generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2007	% of Operating Revenue	Three Months Ended March 31, 2006	% of Operating Revenue	% Change
Revenue:
Operating revenue	$15,283,761	100.00%	$14,049,175	100.00%	9%
Bulk deliveries to customer warehouses	1,228,780		1,171,504		5%

Total revenue	16,512,541		15,220,679		8%
Cost of goods sold	15,906,098		14,659,916		9%

Gross profit	606,443	3.97%	560,763	3.99%	8%
Operating expenses:
Distribution, selling and administrative	363,367	2.38%	339,113	2.41%	7%
Depreciation and amortization	22,049	0.14%	20,149	0.14%	9%
Facility consolidations, employee severance, and other	135	—	3,577	0.03%	-96%

Operating income	220,892	1.45%	197,924	1.41%	12%
Other loss (income)	376	—	(5,826)	-0.04%	-106%
Interest expense, net	9,889	0.06%	7,344	0.05%	35%

Income from continuing operations before income taxes	210,627	1.38%	196,406	1.40%	7%
Income taxes	81,131	0.53%	67,816	0.48%	20%

Income from continuing operations	129,496	0.85%	128,590	0.92%	1%
Income from discontinued operations, net of tax	—		(411)

Net income	$129,496	0.85%	$129,001	0.92%	—

Earnings per share:
Basic
Continuing operations	$0.69		$0.62		11%
Discontinued operations	—		—

Net income	$0.69		$0.62		11%

Diluted
Continuing operations	$0.68		$0.61		11%
Discontinued operations	—		—

Net income	$0.68		$0.61		11%

Weighted average common shares outstanding:
Basic	188,772		208,050
Diluted	191,797		210,771

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Six Months Ended March 31, 2007	% of Operating Revenue	Six Months Ended March 31, 2006	% of Operating Revenue	% Change
Revenue:
Operating revenue	$30,980,300	100.00%	$27,585,029	100.00%	12%
Bulk deliveries to customer warehouses	2,257,634		2,288,797		-1%

Total revenue	33,237,934		29,873,826		11%
Cost of goods sold	32,036,848		28,784,685		11%

Gross profit	1,201,086	3.88%	1,089,141	3.95%	10%
Operating expenses:
Distribution, selling and administrative	720,328	2.33%	670,972	2.43%	7%
Depreciation and amortization	44,849	0.14%	41,236	0.15%	9%
Facility consolidations, employee severance, and other	6,158	0.02%	12,404	0.04%	-50%

Operating income	429,751	1.39%	364,529	1.32%	18%
Other loss (income)	442	—	(5,043)	-0.02%	-109%
Interest expense, net	18,032	0.06%	13,856	0.05%	30%

Income from continuing operations before income taxes	411,277	1.33%	355,716	1.29%	16%
Income taxes	159,594	0.52%	129,150	0.47%	24%

Income from continuing operations	251,683	0.81%	226,566	0.82%	11%
Loss from discontinued operations, net of tax	—		298

Net income	$251,683	0.81%	$226,268	0.82%	11%

Earnings per share:
Basic
Continuing operations	$1.32		$1.09		21%
Discontinued operations	—		—

Net income	$1.32		$1.09		21%

Diluted
Continuing operations	$1.30		$1.08		20%
Discontinued operations	—		—
Rounding	—		(0.01)

Net income	$1.30		$1.07		21%

Weighted average common shares outstanding:
Basic	190,607		208,160
Diluted	193,409		210,570

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2007	September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$778,382	$1,261,268
Short-term investment securities available-for-sale	830,455	67,840
Accounts receivable, net	3,633,713	3,427,139
Merchandise inventories	4,602,195	4,422,055
Prepaid expenses and other	30,065	32,105

Total current assets	9,874,810	9,210,407
Property and equipment, net	525,572	509,746
Other long-term assets	3,186,390	3,063,767

Total assets	$13,586,772	$12,783,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,301,994	$6,499,264
Current portion of long-term debt	833	1,560
Other current liabilities	888,116	958,364

Total current liabilities	8,190,943	7,459,188
Long-term debt, less current portion	1,199,138	1,093,931
Other long-term liabilities	102,007	89,644
Stockholders’ equity	4,094,684	4,141,157

Total liabilities and stockholders’ equity	$13,586,772	$12,783,920

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended March 31, 2007	Six Months Ended March 31, 2006
Operating Activities:
Net income	$251,683	$226,268
Adjustments to reconcile net income to net cash provided by operating activities	106,168	106,437
Changes in operating assets and liabilities	352,956	369,933

Net cash provided by operating activities	710,807	702,638

Investing Activities:
Capital expenditures	(57,397)	(60,149)
Cost of acquired companies, net of cash acquired	(144,649)	(238,427)
Proceeds from sales of property and equipment	4,103	2,199
Proceeds from sale-leaseback transactions	—	28,143
Proceeds from sale of equity investment and eminent domain settlement	—	7,582
Net short-term investment activity	(762,615)	(515,987)

Net cash used in investing activities	(960,558)	(776,639)

Financing Activities:
Net borrowings	107,802	124,916
Deferred financing costs and other	(1,920)	(992)
Purchases of common stock	(396,193)	(132,226)
Exercises of stock options	77,290	97,804
Cash dividends on common stock	(19,193)	(10,464)
Purchases of common stock for employee stock purchase plan	(921)	(1,037)

Net cash (used in) provided by financing activities	(233,135)	78,001

(Decrease) increase in cash and cash equivalents	(482,886)	4,000
Cash and cash equivalents at beginning of period	1,261,268	966,553

Cash and cash equivalents at end of period	$778,382	$970,553

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
Operating Revenue	2007	2006	% Change
Pharmaceutical Distribution	$15,084,048	$13,877,560	9%
PharMerica	431,360	412,685	5%
Intersegment eliminations	(231,647)	(241,070)	-4%

Operating revenue	$15,283,761	$14,049,175	9%

	Three Months Ended March 31,
Operating Income	2007	2006	% Change
Pharmaceutical Distribution	$203,910	$175,951	16%
PharMerica	15,364	16,171	-5%
Facility consolidations, employee severance, and other	(135)	(3,577)	-96%
Gain on antitrust litigation settlements	1,753	9,379	-81%

Operating income	$220,892	$197,924	12%

Percentages of operating revenue:
Pharmaceutical Distribution
Gross profit	3.23%	3.16%
Operating expenses	1.87%	1.89%
Operating income	1.35%	1.27%
PharMerica
Gross profit	27.37%	27.48%
Operating expenses	23.81%	23.56%
Operating income	3.56%	3.92%
AmerisourceBergen Corporation
Gross profit	3.97%	3.99%
Operating expenses	2.52%	2.58%
Operating income	1.45%	1.41%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Six Months Ended March 31,
Operating Revenue	2007	2006	% Change
Pharmaceutical Distribution	$30,577,171	$27,225,713	12%
PharMerica	867,245	821,943	6%
Intersegment eliminations	(464,116)	(462,627)	—

Operating revenue	$30,980,300	$27,585,029	12%

	Six Months Ended March 31,
Operating Income	2007	2006	% Change
Pharmaceutical Distribution	$398,043	$314,827	26%
PharMerica	34,223	34,678	-1%
Facility consolidations, employee severance, and other	(6,158)	(12,404)	-50%
Gain on antitrust litigation settlements	3,643	27,428	-87%

Operating income	$429,751	$364,529	18%

Percentages of operating revenue:
Pharmaceutical Distribution
Gross profit	3.13%	3.07%
Operating expenses	1.83%	1.91%
Operating income	1.30%	1.16%
PharMerica
Gross profit	27.77%	27.64%
Operating expenses	23.83%	23.42%
Operating income	3.95%	4.22%
AmerisourceBergen Corporation
Gross profit	3.88%	3.95%
Operating expenses	2.49%	2.63%
Operating income	1.39%	1.32%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented plus the dilutive effect of stock options and restricted stock.

	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006
Income from continuing operations	$129,496	$128,590	$251,683	$226,566

Weighted average common shares outstanding—basic	188,772	208,050	190,607	208,160
Effect of dilutive securities—stock options and restricted stock	3,025	2,721	2,802	2,410

Weighted average common shares outstanding—diluted	191,797	210,771	193,409	210,570

Earnings per share:
Basic
Continuing operations	$0.69	$0.62	$1.32	$1.09
Discontinued operations	—	—	—	—

Net income	$0.69	$0.62	$1.32	$1.09

Diluted
Continuing operations	$0.68	$0.61	$1.30	$1.08
Discontinued operations	—	—	—	—
Rounding	—	—	—	(0.01)

Net income	$0.68	$0.61	$1.30	$1.07